Exhibit 5.1

October 30, 2020

Board of Directors

National Rural Utilities Cooperative Finance Corporation

20701 Cooperative Way

Dulles, Virginia 20166-6691

Ladies and Gentlemen:

We are acting as counsel to National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (the “Company”), in connection with its registration statement on Form S-3, Registration No. 333-249702 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the offering from time to time of the Company’s Medium Term Notes, Series D (the “Securities”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the District of Columbia General Cooperative Association Act of 2010 (the “Cooperative Association Act”) and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules, regulations or decisional law (and in particular, we express no opinion as to any effect that such other statutes, rules, regulations or decisional law may have on the opinions expressed herein). As used herein, the term “Cooperative Association Act” includes the statutory provisions contained therein, all applicable provisions of the District of Columbia Home Rule Act and reported judicial decisions interpreting these laws.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

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For the purposes of this opinion letter, we have assumed that (i) the U.S. Bank National Association, as successor trustee (the “Trustee”), has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture dated as of December 15, 1987 (as supplemented by a First Supplemental Indenture, dated as of October 1, 1990, between the Company and the Trustee) between the Company and the Trustee (the “Indenture”) and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct of the Trustee has complied with any requirements of good faith, fair dealing and conscionability, (vi) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Act and no stop order suspending its effectiveness will have been issued and remain in effect and (vii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in any such case, define, supplement or qualify the terms of the Indenture, (viii) no event of default by the Company under the Indenture has occurred and is continuing, (ix) the Indenture has not been amended, restated, modified or supplemented, except by the establishment, in officers’ certificates and in accordance with the terms of the Indenture, of the terms of series of collateral trust bonds prior to the date hereof, or terminated, and no rights under the Indenture have been waived by any action or inaction of any party thereto since the date of execution and delivery of the Indenture and (x) the representations and statements of fact set forth in the Indenture continue to be true and correct as of the date hereof. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) receipt by the Company of the consideration for the Securities specified in applicable resolutions of the Board of Directors and (ii)the due execution, authentication, issuance and delivery of the Securities pursuant to the terms of the Indenture and the applicable underwriting, agency or distribution agreement against payment therefor, the Securities will constitute valid and binding obligations of the Company.

The opinion expressed herein with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Security, (i) the resolutions of the Board of Directors (the “Board”) of the Company pursuant to which the Board authorized the issuance and sale of the Securities remain in full force and effect; (ii) no Events of Default (as defined in the Indenture) have occurred and are continuing and no rights under the Indenture have been waived by any party thereto since the date of the Indenture; (iii) the Indenture has not been amended, restated, modified, supplemented or terminated, except by the First Supplemental Indenture; (iv) a duly authorized officer of the Company shall have duly established the terms of such Security and duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (v) the Company shall not, by issuing any such Security, exceed the aggregate issuance authority specified by the Board in respect of securities of the same class as the Securities; (vi) the Company shall remain validly existing as a cooperative association in good standing under the Cooperative Association Act; and (vii) the issuance and sale of the Security will not result in a violation of any provision of any instrument or agreement then binding upon the Company, or violate any restriction imposed by any court or governmental body having jurisdiction over the Company. We have also assumed that, at or prior to the time of the delivery of any such Security, there shall not have occurred any change in law affecting the validity or enforceability of such Security and none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or public policy.

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This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

In addition, if a pricing supplement relating to the offer and sale of any particular Security or Securities is prepared and filed by the Company with the Commission on this date or a future date and the pricing supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

“In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion expressed above is also subject to the effect of (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law). This opinion is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia General Cooperative Association Act of 2010 (the “Cooperative Association Act”) and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated October 30, 2020, which has been filed as an exhibit to a Current Report on Form 8-K by the Company on October 30, 2020.”

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and “Legal Matters” in the Prospectus Supplement, each of which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

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